Exhibit 3.4

Michigan Department of Licensing and Regulatory Affairs

Filing Endorsement

This is to Certify that the CERTIFICATE OF AMENDMENT - CORPORATION for

XG SCIENCES, INC.

ID NUMBER: 23029E

received by facsimile transmission on April 3, 2013 is hereby endorsed

Filed on April 5, 2013 by the Administrator.

The document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

Sent by Facsimile Transmission 13095

In testimony whereof, I have hereunto set my hand and affixed the Seal of the Department, in the City of Lansing, this 5TH day of April, 2013.

/s/ Alan J. Schefke

Alan J. Schefke, Director

Corporations, Securities & Commercial Licensing Bureau

BCS/CD-515 (Rev. 11/11)

MICHIGAN DEPARTMENT OF LICENSING AND REGULATORY AFFAIRS BUREAU OF COMMERCIAL SERVICES
Date Received
	This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.
Name
Matt G. Hrebec, Esq.; Foster, Swift, Collins & Smith, P.C.
Address
313 S. Washington Square
City	State	ZIP Code
Lansing	MI	48933	EFFECTIVE DATE:
Document will be returned to the name and address you enter above. If left blank, document will be returned to the registered office.

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

For use by Domestic Profit and Nonprofit Corporations

(Please read information and instructions on the last page)

Pursuant to the provisions of Act 284, Public Acts of 1972, (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:

1.	The present name of the corporation is:

XG Sciences, Inc.

2.	The identification number assigned by the Bureau is:	23029E

3.	The following is hereby added to Article III:

See attached Certificate of Designation of Series A Convertible Preferred Stock (pursuant to Section 450.1302 of the Michigan Business Corporation Act).

COMPLETE ONLY ONE OF THE FOLLOWING:

4.	Profit or Nonprofit Corporations: For amendments adopted by unanimous consent of incorporators before the first meeting of the board of directors or trustees.

The foregoing amendment to the Articles of Incorporation was duly adopted on the ________________ day of __________________, _________, in accordance with the provisions of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors or Trustees.

Signed this ________ day of ____________________________ , ___________

	(Signature)	(Signature)

	(Type or Print Name)	(Type or Print Name)

	(Signature)	(Signature)

	(Type or Print Name)	(Type or Print Name)

5.	Profit Corporation Only: Shareholder or Board Approval

The foregoing amendment to the Articles of incorporation proposed by the board was duly adopted on the 18th day of March, 2013, by the: (check one of the following)

	☐	shareholders at a meeting in accordance with Section 611(3) of the Act.

	☐	written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) of the Act. Written notice to shareholders who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of Incorporation.)

	☐	written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Act.

	☑	board of a profit corporation pursuant to section 611(2) of the Act.

Profit Corporations and Professional Service Corporations

Signed this 18th day of March, 2013

		By	/s/ Michael R. Knox
(Signature of an authorized officer or agent)

Michael R. Knox, CEO
(Type or Print Name)

XG SCIENCES, INC.

MICHIGAN CID 23029E

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 450.1302 of the

Michigan Business Corporation Act)

The undersigned, a duly authorized officer of XG Sciences, Inc., a Michigan corporation (the “Corporation”), DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to Section 450.1302 of the Michigan Business Corporation Act on March 18, 2013:

RESOLVED, that the Board of Directors of the Corporation pursuant to authority vested in it by the provisions of the Articles of Incorporation of the Corporation, hereby authorize the issuance of a series of preferred stock designated as the Series A Convertible Preferred Stock of the Corporation and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Articles of Incorporation of the Corporation which are applicable to the Corporation’s preferred stock of all classes and series) as follows:

SERIES A CONVERTIBLE PREFERRED STOCK

1.           Designation and Amount. There is hereby designated a series of the Corporation’s Preferred Stock (as defined below) as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and the number of shares so designated shall be one million five hundred thousand (1,500,000).

2.           Definitions. In addition to the terms defined elsewhere in this Certificate of Designations the following terms have the meanings indicated:

(a)          “Common Stock” shall mean the Corporation’s common stock.

(b)          “Conversion Price” shall mean twelve dollars ($12.00) for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(c)          “Conversion Rate” shall have the meaning set forth in Section 5(a).

(d)          “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock or Preferred Stock.

(e)          “Corporation” shall mean XG Sciences, Inc., a Michigan corporation.

(f)          “Junior Securities” shall mean the Common Stock and all other equity or equity equivalent securities of the Corporation other than those securities which are explicitly senior or pari passu in rights and liquidation preference to the Series A Preferred Stock.

(g)          “Liquidation Preference” shall mean twelve dollars ($12.00) per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(h)          “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(i)          “Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock was issued.

(j)          “Preferred Stock” means the Corporation’s preferred stock.

(k)          “Qualified National Exchange” means a securities exchange registered with the U.S. Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, as well as the over the counter markets administered by the OTCQX® and the OTCQB®, and their successor-entities. The OTC Pink®, OTCBB and their successor-equivalent entities shall not be deemed a “Qualified National Exchange.”

(l)          “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(m)          “Senior Securities” shall mean the Series A Preferred Stock and all other series of Preferred Stock of the Corporation that are explicitly senior or pari passu in rights and liquidation preference to the Series A Preferred Stock.

(n)          “Series A Original Issue Price” shall mean twelve dollars ($12.00) per share (subject to adjustment from time to time for Recapitalizations and as set forth in Section 5 herein).

3.           Liquidation Rights.

(a)          Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series A Preferred Stock held by them equal to (i) the Liquidation Preference specified for such share of Series A Preferred Stock less (ii) all dividends (if any) paid on such share of Series A Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 4(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro-rata among the holders of the Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b)          Remaining Assets. After the payment to the holders of the Series A Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro-rata among the holders of the Series A Preferred Stock and Common Stock in proportion to the number of shares of Common Stock held by them, with the shares of Series A Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate (as defined below).

(c)          Shares not Treated as Both Series A Preferred Stock and Common Stock in any Distribution. Shares of Series A Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Series A Preferred Stock.

(d)          Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include: (a) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or (c) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

(e)          Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i)          If the securities are then traded on a Qualified National Exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the distribution;

(ii)         if the securities are actively quoted on the OTC Pink®, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the distribution; and

(iii)        if the securities are not traded on a Qualified National Exchange or actively quoted on the OTC Pink®, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

In the event of a merger or other acquisition of the Corporation by another entity, the distribution date shall be deemed to be the date such transaction closes.

4.          Conversion Rights. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)          Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Series A Original Issue Price by the Conversion Price. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted is hereinafter referred to as the “Conversion Rate”. Upon any decrease or increase in the Conversion Price, as described in this Section 4, the Conversion Rate shall be appropriately increased or decreased.

(b)          Mandatory Conversion. The Corporation shall have the right to effect the conversion of each share of Series A Preferred Stock then currently outstanding into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share upon the listing by the Corporation of the class of Common Stock on a Qualified National Exchange (such an event, a “Mandatory Conversion Event”). So long as the Common Stock remains listed on a Qualified National Exchange, any shares of Series A Preferred Stock issued following a Mandatory Conversion Event will be automatically converted into Common Stock pursuant to this Section 4(b) at the then effective Conversion Rate on such date of issuance of the Series A Preferred Stock.

(c)          Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Series A Preferred Stock held by each holder of Series A Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, such holder shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of a Mandatory Conversion Event, the outstanding shares of Series A Preferred Stock shall be converted without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Mandatory Conversion Event unless either the certificates evidencing such shares of Series A Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of a Mandatory Conversion Event, each holder of record of shares of Series A Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series A Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Series A Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(d)         Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(e)         Adjustments for Subdivisions or Combinations of Series A Preferred Stock. In the event the outstanding shares of Series A Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series A Preferred Stock, the Series A Original Issue Price and Liquidation Preference of the Series A Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Series A Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series A Preferred Stock, the Series A Original Issue Price and Liquidation Preference of the Series A Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f)          Adjustments for Reclassification. Exchange and Substitution. Subject to Section 4 above, if the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Series A Preferred Stock shall have the right thereafter to convert such shares of Series A Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such Series A Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(g)          Adjustment of Series A Preferred Stock Conversion Price upon Issuance of Certain Securities. If and whenever on or after the Original Issue Date, the Corporation issues or sells, or is deemed to have issued or sold, any shares of Common Stock or securities convertible or exchangeable into Common Stock other than Excluded Securities (as defined below) for a consideration per share or an implied consideration per share of Common Stock less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issuance or sale (such issuance a “Triggering New Issue”), then immediately after such issue or sale, the Conversion Price then in effect shall be deemed to be automatically reduced to an amount equal to eighty percent (80%) of the Applicable Price for such Triggering New Issue. After such adjustment of the Conversion Price hereunder, all subsequent conversions of the Series A Preferred Stock into Common Stock shall be effected using the new Conversion Price in the Conversion Rate. For the purposes of this Agreement, “Excluded Securities” are (i) those options and warrants of the Corporation issued prior to, and outstanding on, the Original Issue Date, (ii) the shares of Common Stock issuable on exercise of such options and warrants in subparagraph (i), provided such options and warrants are not amended after the Original Issue Date, and (iii) any options or warrants, or the shares of Common Stock into which such options and warrants are exercisable, which are issued to any employee, officer or director of the Corporation for services provided to the Corporation which have been approved by the compensation committee or the majority of the independent members of the Board of Directors.

(h)          Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 4(g) above, the following shall be applicable:

(i)          Issuance of Options or Warrants. If, after the Original Issue Date, the Corporation in any manner grants any options or warrants other than Excluded Securities and the lowest price per share for which a share of Common Stock is issuable upon the exercise of any such option or warrant is less than the Conversion Price in effect immediately prior to such grant, then such grant of options or warrants shall be deemed to have been a Triggering New Issue and the Conversion Price shall be deemed to be automatically reset pursuant to Section 4(g) above. No further adjustment of the Conversion Price shall be made upon the actual issuance of any shares of Common Stock upon the exercise of any such options or warrants.

(ii)         Issuance of Convertible Securities. If, after the Original Issue Date, the Corporation in any manner issues or sells any Convertible Securities and the lowest price per share of Common Stock at which such Convertible Security is convertible or exchangeable into Common Stock is less than the Conversion Price in effect immediately prior to such issuance or sale, then such issuance or sale shall be deemed to have been a Triggering New Issue and the Conversion Price shall be deemed to be automatically reset pursuant to Section 4(g) above. No further adjustment of the Conversion Price shall be made upon the actual issuance of any shares of Common Stock upon the conversion or exchange of such Convertible Security into shares of Common Stock.

(iii)        Change in Option or Warrant Price or Rate of Conversion. If, after the Original Issue Date, the exercise, conversion, exchange, or other price payable provided for in any option, warrant or Convertible Security other than Excluded Securities, upon the exercise, conversion or exchange of any such securities is amended or altered at any time for any reason (any of the foregoing hereinafter referred to as an “Exercise/Conversion Change”), and any such Exercise/Conversion Change results in any of the foregoing securities being exercisable, convertible, or exchangeable at a price per share of Common Stock lower than the Conversion Price in effect immediately prior to such Exercise/Conversion Change, then such Exercise/Conversion Change shall be deemed to have been a Triggering New Issue and the Conversion Price shall be deemed to be automatically reset pursuant to Section 4(g) above.

(iv)        No adjustment pursuant to this Section 4(h) shall be made if such adjustment would result in an increase of the Conversion Price above the level that it was immediately prior to the occurrence of any of the foregoing events described in 4(h)(i)-(iii) that would give rise to an adjustment in the Conversion Price.

(i)          Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of the majority of the outstanding shares of Series A Preferred Stock. Any such waiver shall bind all future holders of shares of Series A Preferred Stock.

5.          Voting. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

6.          Miscellaneous.

(a)          The headings herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(b)          Any notice required or permitted by the provisions of this Certificate of Designations to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Michigan Business Corporation Act, and shall be deemed sent upon such mailing or electronic transmission.

(c)          No provision of this Certificate of Designations may be amended, except in a written instrument signed by the Corporation and holders of at least a majority of the shares of Series A Preferred Stock then outstanding. Any of the rights of the holders of the Series A Preferred Stock set forth herein may be waived by the affirmative vote of holders of at least a majority of the shares of Series A Preferred Stock then outstanding, except that each holder may waive its own rights as provided in this Certificate of Designations.

** Signature page follows **

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designations to be duly executed as of this 18th day of March, 2013.

XG SCIENCES, INC.

BY:	/s/ Michael R. Knox
	Name:	Michael R. Knox
	Title:	CEO

Certificate of Designations